MURPHY INVESTMENT MANAGEMENT, INC.

                                 Code of Ethics

                           Adopted as of March 1, 2000


I.   DEFINITIONS

     A. "Access person" means any director, officer or advisory person of the Adviser.

     B.   "Act" means the Investment Advisers Act of 1940, as amended.

     C. "Advisory person" means: (i) any employee of the Adviser or of any company in a control relationship to the Adviser, who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Adviser, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to the Adviser with regard to the purchase or sale of Covered Securities by the Adviser.

     D. A Covered Security is "being considered for purchase or sale" when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     E. "Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

     F. "Control" has the same meaning as that set forth in the Securities Exchange Act of 1934.

     G. "Covered Security" means a security as defined in Section 202(a)(18) of the Act, except that it does not include:

               (i)  Direct obligations of the Government of the United States;

               (ii) Bankers'   acceptances,   bank   certificates   of  deposit,
                    commercial   paper   and  high   quality   short-term   debt
                    instruments, including repurchase agreements; and

               (iii) Shares issued by open-end registered investment companies.

     H.   "Adviser" means Murphy Investment Management, Inc.

     I. "Investment personnel" means: (i) any employee of the Adviser or of any company in a control relationship to the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Adviser; and (ii) any natural person who controls the Adviser and who obtains information concerning recommendations made to the Adviser regarding the purchase or sale of securities by the Adviser.

     J. A "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

     K. "Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

II.  CODES OF ETHICS OF INVESTMENT ADVISERS AND SUB-ADVISERS

     A. Prior to retaining the services of a sub-adviser to the Adviser, the Adviser shall approve the code of ethics adopted by the sub-adviser. Prior to approving any such code of ethics or amendment thereto, the Adviser shall receive a certification from the sub-adviser that it has adopted such procedures as are reasonably necessary to prevent access persons of the sub-adviser from violating such code. Prior to approving this Code of Ethics and the code of ethics of a sub-adviser, and any material changes thereto, the Adviser must determine that any such code of ethics contains provisions reasonably necessary to prevent the respective access persons from violating relevant provisions of state and/or federal securities laws.

III. EXEMPTED TRANSACTIONS

        Except where indicated, the prohibitions of Section IV of this Code of Ethics shall not apply to:

          (a) Purchases or sales effected in any account over which the Advisory Person has no direct or indirect influence or control. Examples include, but are not limited to, the holdings of a mutual fund.

          (b) Purchases or sales of Covered Securities which are not eligible for purchase or sale by the Adviser; provided, however, that the prohibitions of Section IV.B. of this Code of Ethics shall apply to such purchases and sales. Examples include those securities which would not be generally considered for purchase or sale as provided for in the investment guidelines of any account managed by the Adviser.

          (c) Purchases or sales which are non-volitional on the part of either the Advisory Person or the Adviser. Examples include the liquidation of securities due to a margin call, lien, bankruptcy or other judicial process.

          (d) Purchases which are part of an automatic dividend reinvestment plan.

          (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

          (f) Purchases or sales which receive the prior approval of the Adviser because they are only remotely potentially harmful to the clients of the Adviser because (a) they would be very unlikely to affect a highly institutional market or (b) because they clearly are not related economically to the securities to be purchased, sold or held by clients of the Adviser. Examples include trades in securities on the Restricted List of the Adviser that are precleared as provided for in the Adviser's Written Supervisory Procedures.

IV.  PROHIBITED PURCHASES AND SALES

     A. Except in a transaction exempted by Section III of this Code of Ethics, no Advisory Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale is being considered for purchase or sale by the Adviser or is being purchased or sold by the Adviser. The code of ethics of each sub-adviser to the Adviser shall contain a similar prohibition.

     B. Except in a transaction exempted by Section III of this Code of Ethics, an Advisory Person must obtain prior approval from the Chief Investment Officer of the Adviser before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering. Prior approval shall not be given if the Chief Investment Officer of the Adviser believes that the investment opportunity should be reserved for clients of the Adviser (where applicable) or is being offered to the individual by reason of his or her position with the Adviser. The code of ethics of each sub-adviser for the Adviser shall contain a similar prohibition, but may provide for prior approval of an officer of the sub-adviser.

V.   REPORTING

     A. Except as otherwise provided in this Code of Ethics, every Advisory Person shall report to the Adviser the information described in
          Section V.C., Section V.D. and Section V.E. of this Code of Ethics. All reports shall be filed with the Adviser's Compliance Department.

     B.   1.   An  Advisory  Person  need  not  make a report  with  respect  to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

          2. An Advisory Person need not make a quarterly transaction report pursuant to Section V.D. of this Code of Ethics if the report would duplicate information contained in broker trade confirmations or account statements received by the Adviser with respect to the Advisory Person in the time period required by
               Section V.D.,  provided that all of the  information  required by
               Section V.D. is contained in the broker trade confirmations or account statements or in the records of the Adviser.

     C.   Every  Advisory  Person  shall,  no later than ten (10)  business days
          after   commencing   employment,   file  an  initial  holdings  report
          containing the following information:

          1. The title, number of shares and principal amount of each Covered Security in which the Advisory Person had any direct or indirect beneficial ownership when the person becomes an Advisory Person;

          2. The name of any broker, dealer or bank with whom the Advisory Person maintained an account in which any securities were held for the direct or indirect benefit of the Advisory Person; and

          3.   The date that the report is submitted by the access person.

     D. Every Advisory Person shall, no later than ten (10) calendar days after the end of a calendar quarter, file a quarterly transaction report containing the following information:

          1. With respect to any transaction during the quarter in a Covered Security in which the Advisory Person had any direct or indirect beneficial ownership:

               (a) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

               (b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

               (c) The price of the Covered Security at which the transaction was effected;

               (d) The name of the broker, dealer or bank with or through whom the transaction was effected; and

               (e)  The date  that  the  report  is  submitted  by the  Advisory
                    Person.

          2. With respect to any account established by the Advisory Person in which any securities were held during the quarter for the direct or indirect benefit of the Advisory Person:

               (a) The name of the broker, dealer or bank with whom the Advisory Person established the account;

               (b)  The date the account was established; and

               (c)  The date  that  the  report  is  submitted  by the  Advisory
                    Person.

     E. An Advisory Person shall, no later than January 30th each year, file an annual holdings report containing the following information as of the preceding December 31st:

          1. The title, number of shares and principal amount of each Covered Security in which the Advisory Person had any direct or indirect beneficial ownership;

          2. The name of any broker, dealer or bank with whom the Advisory Person maintains an account in which any securities are held for the direct or indirect benefit of the Advisory Person; and

          3.   The date that the report is submitted by the Advisory Person.

     F. Any report filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code of Ethics may contain a statement that the report shall not be construed as an admission by such person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

     G. The Chief Investment Officer of the Adviser or designee shall review all reports filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code of Ethics. The Chief Investment Officer of the Adviser or designee shall identify all Advisory Persons who are required to file reports pursuant to this Section V. of this Code of Ethics and must inform such Advisory Persons of their reporting obligations.

     H. The codes of ethics of each sub-adviser for the Adviser shall contain similar reporting and review requirements, but may identify different persons with whom reports shall be filed and by whom reports shall be reviewed. To avoid duplicate filings, Advisory Persons that are also access persons of a sub-adviser for the Adviser need not file reports pursuant to
          Section V.C., Section V.D. or Section V.E. of this Code of Ethics if that access person files reports with a sub-adviser pursuant to the code of ethics of that sub-adviser.

VI.  SANCTIONS

Upon discovering a violation of this Code of Ethics, the Senior Management of the Adviser may impose sanctions or disciplinary action, including termination of employment, as it deems appropriate. Advisory Persons should note that the anti-fraud provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 and applicable state securities laws apply with regard to all personal securities transactions.